Exhibit 10.19

EXECUTION COPY

WARRIOR MET COAL, LLC

2016 EQUITY INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

THIS PHANTOM UNIT AWARD AGREEMENT (the “Agreement”), made as of March 31, 2016 and effective as of the later of April 1, 2016 and the Closing (as defined below) (such later date, the “Date of Grant”), is by and between Warrior Met Coal, LLC (the “Company”) and Stephen D. Williams (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company intends to acquire certain assets of Walter Energy Inc. and its affiliated debtors and debtors-in-possession (the “Transaction”); and

WHEREAS, the Company has established the Warrior Met Coal, LLC 2016 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to provide the Participant with an opportunity to share in the long-term growth and value creation of the Company following the closing of the Transaction (the “Closing”) by granting to the Participant Phantom Units pursuant to Section 9 of the Plan and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    Grant of Phantom Units.

(a)    Subject to the terms, conditions and restrictions set forth herein, the Company hereby grants to the Participant 3,125 Phantom Units as of the Date of Grant. The Phantom Units are granted pursuant to the Plan and will be subject to the terms of the Plan, this Agreement and the LLC Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

(b)    Each Phantom Unit constitutes the right of the Participant to receive one Unit on the Settlement Date, subject to the settlement and other terms and conditions set forth in this Agreement. The Participant acknowledges that the Phantom Units constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and that the Participant should consult a tax adviser with respect to this Award.

(c)    The Company shall establish and maintain a Phantom Unit bookkeeping account for the Participant (the “Account”), and such account shall be credited with the number of Phantom Units granted to the Participant.

2.    Restrictions. Except as provided in the Plan or this Agreement, the restrictions on the Phantom Units are that they will be forfeited by the Participant and all of the Participant’s rights to such Phantom Units shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Phantom Units made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, by the Participant without the written consent of the Committee.

3.    Vesting; Settlement.

(a)    The Phantom Units shall be fully vested on the Date of Grant.

(b)    The Phantom Units shall be settled on the earlier of (i) a Change in Control or (ii) the fifth (5th) anniversary of the Date of Grant (such date, the “Settlement Date”). On the Settlement Date, the Phantom Units shall cease to be credited to the Account and the Company shall issue to the Participant one Unit for each Phantom Unit under this Award.

4.    Rights as Member; Distributions.

(a)    Unless and until the Phantom Units become settled in Units in accordance with Section 3 above, the Participant shall have no rights as a holder relating thereto. On the Settlement Date, the Participant shall become the record owner of the Units, and as record owner shall be entitled to all rights of a member of the Company subject to the terms of the LLC Agreement.

(b)    If the Company makes a cash distribution on its Units for which the record date (for purposes of this Agreement, the “record date” is the date on which holders of record are determined for purposes of paying the cash distribution on Units) occurs after the Date of Grant but prior to the Settlement Date, the Participant shall receive a lump sum cash payment on the Settlement Date equal to the aggregate amount of the cash distributions made by the Company on a single Unit multiplied by the number of Phantom Units awarded under this Agreement that were held by the Participant as of each applicable record date.

5.    Taxes.

(a)    The Participant acknowledges his status as an independent contractor of the Company and agrees to bear sole responsibility for payment of any and all federal, state and local income, employment, social security, workers’ compensation insurance, unemployment insurance and any other taxes relating in any way to the award of Phantom Units or the settlement thereof hereunder.

(b)    The Participant acknowledges and agrees that none of the Board, the Committee, the Company or any of its Affiliates have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt of the Phantom Units. The Participant represents that he is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Participant represents that he has consulted with any tax consultants that the Participant deems advisable in connection with the issuance of the Phantom Units.

6.    Repurchase, Tag-Along, Drag-Along, Registration Rights.

(a)    Repurchase.

(i)    If the Participant’s service with the Company terminates for any reason prior to an Initial Public Offering, the Company, the Investors or its or their designee (as applicable, the “Purchaser”) shall have the right (the “Repurchase Right”), but not the obligation, upon delivery of a notice (the “Repurchase Notice”) to the Participant within six (6) months (or any longer period as may be required to satisfy applicable accounting rules) after the Participant’s termination date, to repurchase any Units then owned by the Participants (the “Redeemed Units”).

(ii)    If the Purchaser elects to exercise the Repurchase Right, the repurchase price for Redeemed Units shall be equal to the Fair Market Value per Redeemed Unit as of the termination date.

(iii)    The aggregate repurchase price for Redeemed Units repurchased pursuant to this Section 6(a) shall be paid in cash in a single lump sum payment at the closing of such repurchase; provided, that the Company may pay the Repurchase Price in a promissory note bearing interest at prevailing rates in the event that the payment of the Repurchase Price in cash would result in a violation described in Section 6(a)(iv) below.

(iv)    The closing of any repurchase of Redeemed Units pursuant to the Repurchase Right shall occur within 30 days after receipt of a Repurchase Notice (the “Closing Period”); provided, that the Purchaser may defer the closing of the repurchase beyond the Closing Period (A) to the extent that the purchase of the Redeemed Units would result (1) in a violation of any applicable law or (2) after giving effect thereto (including any dividends or other distributions or loans from a subsidiary to the Company in connection therewith), in an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured) under or would otherwise violate or breach (x) any financing arrangement of the Company or any subsidiary in effect as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (y) any provision of the Company’s or any subsidiary’s constitutional documents (a “Financing Default”), (B) if immediately prior to such purchase of the Redeemed Units, there exists a Financing Default which prohibits such purchase (including any dividends or other distributions or loans from a subsidiary to the Company in connection therewith), or (C) if the Company does not have sufficient funds available to meet its future expenses as determined by the Board in good faith. The closing of the repurchase of Redeemed Units which the Purchaser has elected to defer in accordance with this Section 6(a)(iv) shall take place no later than the tenth business day after such date that the Purchaser is no longer permitted to defer purchasing such Redeemed Units under this Section 6(a)(iv) and shall give the Participant five business days prior notice of any such purchase.

(b)    Tag-Along Rights.

(i)    If one or more Investors propose to consummate a Change in Control by transferring Units to one or more Independent Third Parties (the “Co-Sale Offeror”) prior to an Initial Public Offering, then the Investors shall, at least 15 business days before such proposed transfer, deliver a written notice (a “Co-Sale Notice”) to the Participant that sets forth (x) the number of Units proposed to be transferred in connection with such Change in Control, (y) the name and address of the Co-Sale Offeror, and (z) the proposed amount and type of consideration and the terms and conditions of payment that the Investors intend to accept. In addition, the Co-Sale Notice shall include an offer by the Co-Sale Offeror to include in the proposed transfer the number of Units determined under Section 6(b)(ii). This offer shall remain open and irrevocable for a period of 10 business days from the date of its receipt by the Participant and indicate that the Co-Sale Offeror has agreed to purchase Units from the Participant in accordance with the terms hereof.

(ii)    The Investors shall not transfer any Units to the Co-Sale Offeror unless the Participant is permitted to elect to transfer simultaneously therewith an aggregate percentage of Units held by the Participant equal to the same percentage of the Units that the Investors desire to transfer in the proposed sale. All such transfers shall be on the same terms and conditions including with respect to price.

(iii)    Within five business days after delivery of the Co-Sale Notice, the Participant may elect to participate in the proposed transfer by delivering to the Investors a notice specifying the number of Units that the Participant proposes to transfer in the contemplated transaction.

(iv)    Notwithstanding any of the foregoing, Units underlying any unvested Awards or portion thereof may not be included in any such transfer.

(c)    Drag-Along Rights. Any Units held by the Participant shall be subject to the terms and conditions set forth in Section 9.3 of the LLC Agreement.

(d)    Registration Rights. Any Units held by the Participant shall be subject to the terms and conditions set forth in Article X of the LLC Agreement.

7.    Compliance with Law. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to issue or transfer any Units to the Participant hereunder, if the issuance or transfer of such Units shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

8.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him or her at his or her address as recorded in the records of the Company.

9.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

11.    Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control. In the event of a conflict or inconsistency between the terms and provisions of the Plan or the provisions of this Agreement and the LLC Agreement, the LLC Agreement shall govern and control.

12.    Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement and the payment(s) hereunder are intended to comply with or be exempt from Section 409A of the Code and the regulations and other guidance published thereunder (collectively, “Section 409A”), and shall at all times be interpreted in accordance with such intent. In no event will the Company or its Affiliates or any of their respective employees, directors, officers, agents, representatives, attorneys, equityholders, principals, partners, members, managers or affiliates have any liability for any failure of this Agreement to satisfy the requirements of, or be exempt from, Section 409A, and such parties do not guarantee that this Agreement complies with, or is exempt from, Section 409A. The Participant acknowledges and agrees that the Participant shall not have any right to designate, directly or indirectly, the time of payment of any amount payable hereunder.

13.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.

14.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to such subject matter and supersedes all prior written or oral agreements or understandings, including, without limitation, any term sheets, between the parties with respect to the subject matter hereof.

15.    No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Participant’s service at any time and for any reason or no reason.

16.    Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

17.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

18.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile, PDF and other electronic copies of the parties’ signatures shall have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WARRIOR MET COAL, LLC

By:	/s/ Walter J. Scheller, III
Name:	Walter J. Scheller, III
Title:	Chief Executive Officer

PARTICIPANT

By:	/s/ Stephen D. Williams
Name:	Stephen D. Williams

[Signature Page to Williams Phantom Unit Award Agreement]